Exhibit 6

599 Lexington Avenue
New York, NY 10022-6069
+1.212.848.4000

January 22, 2024

Republic of Chile
Ministry of Finance
Teatinos 120, Piso 12
Santiago, Chile

Republic of Chile

US$1,700,000,000 4.850% Notes due 2029

Ladies and Gentlemen:

We have acted as counsel to the Republic of Chile (the “Republic”), in connection with the purchase of US$1,700,000,000 aggregate principal amount of the Republic’s 4.850% Notes due 2029 (the “Notes”), pursuant to the Underwriting Agreement, dated January 17, 2024 (the “Underwriting Agreement”), between the Republic and BofA Securities, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and SG Americas Securities, LLC. The Notes will be issued pursuant to an Indenture, dated as of December 12, 2014 (the “Base Indenture”) between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the first supplemental indenture, dated as of May 27, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The offering of the Notes has been made by way of a base prospectus dated February 22, 2022, including the documents incorporated therein by reference (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated January 17, 2024. The Base Prospectus, as supplemented by the prospectus supplement dated January 17, 2024, is referred to herein as the “Final Prospectus”.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement;

(b)	The Indenture; and

(c)	The Notes in global form as executed by the Republic.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed such other records of the Republic, certificates of public officials and officers of the Republic, and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

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In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Republic.

(e)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Republic, enforceable against each such party in accordance with its terms.

(f)	That:

(i)	Under the laws of the Republic of Chile, the Republic has power and authority to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law is applicable to such execution and delivery), the Opinion Documents to which it is a party.

(ii)	The execution, delivery and performance by the Republic of the Opinion Documents to which it is a party have been duly authorized by all necessary governmental action and do not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)	That the execution, delivery and performance by the Republic of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)	That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Republic of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Republic, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Republic, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Notes have been duly executed by the Republic to the extent such execution is a matter of New York law and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be the legal, valid and binding obligations of the Republic, enforceable against the Republic in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the following qualifications:

1.            Our opinion above is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

2.            Our opinion above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

3.            Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

4.            The enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the Underwriting Agreement, the Indenture and the Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

5.            We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to Amendment No. 8 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2022, and to the use of our name under the heading “Validity of the Notes” in the Final Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

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